Exhibit 4.03

CERTIFICATE TO PROVIDE FOR THE DESIGNATION, PREFERENCES,
RIGHTS, QUALIFICATIONS, LIMITATIONS OR
RESTRICTIONS THEREOF, OF THE SERIES C PREFERRED STOCK, 15%
REDEEMABLE NON-CONVERTIBLE SERIES

Williams Controls, Inc., a Delaware corporation (the “Corporation”), hereby certifies that pursuant to the authority vested in the Board of Directors of the Corporation by the provisions of its Certificate of Incorporation, and by the provisions of Section 151 of The General Corporation Law of the State of Delaware, the Board of Directors adopted the following resolution:

RESOLVED, there is hereby created a series of preferred stock, $.01 par value, of the Corporation, consisting of 100,000 shares of the authorized, but unissued preferred stock and designated the “Series C Preferred Stock, 15% Redeemable Non-Convertible Series” (hereinafter referred to as the “Series C”); and that to the extent that the terms, relative rights, preferences, qualifications and limitations of the Series C are not fixed and determined by the Certificate of Incorporation of the Corporation, as amended, they hereby are fixed and determined as set forth in Attachment A attached hereto.

I, being the duly authorized officer of the Corporation, do hereby certify under penalty of perjury that the foregoing resolution amending the Williams Controls, Inc. Certificate of Incorporation to provide for the designation, preferences, rights, qualifications, limitations or restrictions thereof, of the Series C Preferred Stock, 15% Redeemable Non-Convertible Series, is the act and deed of the Corporation and that the facts stated herein are true and, accordingly, have hereunto set my hand this 29th day of September, 2004.

WILLIAMS CONTROLS, INC.

By:	/s/ Dennis E. Bunday
Name:	Dennis E. Bunday
Office:	Chief Financial Officer & Secretary

ATTACHMENT A

CERTIFICATE TO PROVIDE FOR THE DESIGNATION, PREFERENCES,
RIGHTS, QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF,
OF THE SERIES C PREFERRED STOCK,
15% REDEEMABLE NON-CONVERTIBLE SERIES

SECTION 1.                         DESIGNATION, PAR VALUE AND NUMBER. 100,000 shares of authorized preferred stock of the Corporation are hereby constituted as a series of preferred stock, having a par value of $0.01 per share, designated as “Series C Preferred Stock, 15% Redeemable Non-Convertible Series” (hereinafter called “Series C”).  In accordance with the terms hereof, each share of Series C shall have the same relative rights as and be identical in all respects with each other share of Series C.  The Series C may be issued solely to American Industrial Partners Capital Fund III, L.P. (“AIP”) in connection with that certain Put and Call Agreement dated September 30, 2004, (the “Put and Call Agreement”) between AIP and the Corporation, or to any affiliate of AIP to which AIP is permitted to assign and has assigned its rights under the Put and Call Agreement.

SECTION 2.                         DIVIDENDS.

(a)                                  Cumulative Dividends.  When and as declared by the Corporation’s Board of Directors and to the extent permitted under the General Corporation Law of State of Delaware, the Corporation shall pay preferential dividends in cash to the holders of shares of Series C as provided in this Section 2.  Except as otherwise provided herein, cumulative preferential dividends on each share of Series C shall accrue on a daily basis at an initial rate (the “Dividend Rate”) of 15% per annum on the sum of $100 plus accumulated and unpaid dividends thereon.  On the first day of the first full Dividend Period commencing after the issuance of the Series C, and on the first day of each Dividend Period thereafter, the Dividend Rate will increase by 0.25%  over the Dividend Rate in effect for the previous Dividend Period, but in no event shall the Dividend Rate exceed 20% per annum.  Dividends may be paid in cash or, at the option of the Corporation, in additional shares of Series C, and if the Corporation elects to pay any portion of the dividends payable on the Series C in additional shares of Series C, one (1) share of Series C shall be issuable for each $100 of accrued but unpaid dividends.  Dividends shall accrue commencing and including the date of issuance of such share to and including the first to occur of (i) the date on which the amount payable pursuant to Section 6 on such share is paid to the holder thereof in connection with the liquidation of the Corporation, (ii) the date on which such share is redeemed by the Corporation as provided herein or (iii) the date on which such share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.  The date on which the Corporation initially issues any share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.

(b)                                 Dividend Reference Dates.  To the extent not paid on January 2, April 1, July 1 and October 1 of each year, beginning on the last day of the first full Dividend Period commencing after the issuance of the Series C (the “Dividend Reference Dates”), all dividends which have accrued on each share of Series C outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date (each such period, a “Dividend Period”) shall be accumulated and shall remain accumulated dividends with respect to such share until paid to the holder thereof.

(c)                                  Distribution of Partial Dividend Payments.  Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series C, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the shares held by each such holder.

SECTION 3.                         PRIORITY.  All shares of the Series C shall rank on a parity with each other and shall be senior to the Corporation’s Common Stock and any other class or series of stock of the Corporation hereafter created by the Board of Directors the terms of which do not expressly provide that it ranks senior to the Series C, in all cases as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation.

SECTION 4.                         OPTIONAL REDEMPTION.

(a)                                  Redemption.  The Corporation may at its option redeem all or any portion of the Series C at any time or from time to time, in minimum increments of 500 shares, at a price per share equal to $100 plus all accrued but unpaid dividends thereon (each such price shall be referred to as the “Redemption Price”).  If the Corporation elects to redeem fewer than all outstanding shares of Series C at any time, the Corporation shall redeem a ratable portion of the shares of Series C held by each holder thereof.

(b)                                 Notice of Redemption.  The Corporation shall give written notice by certified mail, return receipt requested, postage prepaid to each holder of the Series C, at each such holder’s last address appearing on the books of the Corporation (but no failure to receive such a notice by any holder, so long as mailed in accordance with the provisions herein, shall affect the validity of the redemption of any shares of Series C) at least ten (10) but not more than sixty (60) days prior to the date fixed for redemption.

(c)                                  Rights Following Redemption.  If notice of redemption shall have been duly given as provided in Section 4(b), and if, on the redemption date, funds necessary for such redemption have been deposited in trust with a bank or trust company, or have been set aside, in trust, by the Corporation, for the purpose of redeeming shares of the Series C, the shares of the Series C called for redemption shall, as of the close of business on the redemption date, no longer be transferable on the books of the Corporation and shall no longer be deemed to be outstanding, the right to receive dividends thereon shall cease to accrue, and all rights with respect to such shares so called for redemption shall terminate, except only the right of the holders thereof to receive the Redemption Price, without interest thereon, upon surrender of the certificates for such shares.

(d)                                 Escheat.  In case any holder of shares of the Series C which shall have been redeemed shall not, within three years of the date of redemption thereof, claim the amount deposited in trust for the redemption of such shares, the bank or trust company with which such funds were deposited, upon request of the Corporation, shall pay over to the Corporation such unclaimed amount and shall thereupon be relieved of all responsibility in respect thereof.  The Corporation shall not be required to hold the amount so paid over to it, or any amount theretofore set aside by it, in trust after such three-year period, separate and apart from its other funds, and thereafter the holders of such shares of the Series C shall look only to the Corporation for payment of the Redemption Price thereof, without interest.  All liability of the Corporation to any holder of shares of the Series C for payment of the Redemption Price for shares of the Series C called for redemption shall cease and terminate as of the close of business on the fourth anniversary of the redemption date for such shares.

(e)                                  Cancellation of Shares.  Shares of the Series C redeemed pursuant to this Section 4 shall be canceled by the Corporation and thereafter shall be authorized and unissued shares of preferred stock, undesignated as to series, subject to reissuance by the Corporation as shares of any series of preferred stock other than the Series C.

SECTION 5.                         VOTING

Except as and only to the extent expressly required by the Delaware General Corporation Law, the holders of the Series C shall not have any voting rights.  Subject to the foregoing, with respect to any matter on which the holders of the Series C shall have voting rights, each share of Series C shall be entitled to one vote.  Except as provided by Delaware law, holders of shares of the Series C shall not be entitled to vote as a separate class.

SECTION 6.                         LIQUIDATION

(a)                                  Liquidation Preference.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (hereinafter collectively called “liquidation”), before any amount shall be paid to or set aside for, or any assets shall be distributed among, the holders of shares of Common Stock or of any other equity security of the Corporation subordinate to the Series C as provided in Section 3 hereof, each holder of a share of the Series C shall be entitled to receive out of the assets of the Corporation or the proceeds thereof, a preferential payment in an amount equal to the Redemption Price.

(b)                                 Proportional Rights.  In the event the amount available for distribution as liquidation preference payments to holders of the Series C and any other stock ranking on a parity therewith is insufficient to pay the full amount of their respective preferences, such amount shall be divided among and paid to such holders ratably in proportion to the respective amounts which would be payable to such holders if their respective liquidation preferences were to be paid in full.

(c)                                  Insufficient Funds.  In the event any liquidation preference payment to be made on the shares of the Series C shall amount in the aggregate to less than the Redemption Price, the Corporation in its discretion may require the surrender of certificates for shares of the Series C and issue a replacement certificate or certificates, or it may require the certificates evidencing the shares in respect of which such payments are to be made to be presented to the Corporation, or its agent, for notation thereon of the amounts of the liquidation preference payments made in respect of such shares.  In the event a certificate for shares of the Series C on which payment of one or more partial liquidation preferences has been made is presented for exchange or transfer shall bear an appropriate notation as to the aggregate amount of liquidation preference payments theretofore made in respect thereof.

(d)                                 Merger or Sale.  Neither the consolidation or merger of the Corporation into or with any other entity or entities (whether or not the Corporation is the surviving entity), nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation nor any other form of recapitalization or reorganization affecting the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of this Section 6.

SECTION 7.                         REPLACEMENT CERTIFICATES.

(a)                                  Mutilated Certificate.  If any mutilated certificate of Series C is surrendered to the Corporation, the Corporation shall execute and deliver in exchange therefor a new certificate for Series C of like tenor and principal amount, bearing a number not contemporaneously outstanding.

(b)                                 Destroyed, Lost or Stolen Certificate.  If there is delivered to the Corporation (i) evidence to its reasonable satisfaction of the destruction, loss or theft of any certificate of Series C and (ii) such reasonable security or indemnity as may be required by it to save it harmless, then, in the absence of notice to the Corporation that such certificate of Series C has been acquired by a bona fide purchaser, the Corporation shall execute and deliver in lieu of any such destroyed, lost or stolen certificate of Series C, a new certificate of Series C of like tenor and principal amount and bearing a number not contemporaneously outstanding.

(c)                                  Status of New Certificate.  Upon the issuance of any new certificate of Series C under this Section 7, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.  Every new certificate of Series C issued pursuant to this Section 10 in lieu of any destroyed, lost or stolen certificate of Series C, shall constitute an original additional contractual obligation of the Corporation, whether or not the destroyed, lost or stolen certificate of Series C shall be at any time enforceable by anyone.  Any new certificate for Series C delivered pursuant to this Section 7 shall be so dated that neither gain nor loss in interest shall result from such exchange.  The provisions of this Section 7 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen certificate of Series C.

SECTION 8.                         AMENDMENT AND WAIVER.  No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 9 hereof without the prior written consent of the holders of a majority of the shares of Series C outstanding at the time such action is taken.

SECTION 9.                         NOTICES.   Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).